Exhibit 10.1

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

Matthew During (“Executive”) is currently employed by OVID THERAPEUTICS INC. (the “Company”) as its President and Chief Scientific Officer (“CSO”) pursuant to the terms of an Executive Employment Agreement with the Company dated June 5, 2015 (the “Prior Agreement”).  Executive and the Company hereby agree to amend and restate the Prior Agreement.  The terms and conditions set forth in this AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) shall become effective as of the effective date of the first registration statement filed by the Company to register shares of its common stock for sale to the public through one or more underwriters (the “Effective Date”), and shall supersede and replace the terms and conditions set forth in the Prior Agreement. Certain capitalized terms used in this Agreement are defined in Section 6.

WHEREAS, the Company is a biopharmaceutical company;

WHEREAS, the Company desires for Executive to continue to provide services to the Company, and wishes to provide Executive with certain compensation and benefits in return for such services, as set forth in this Agreement; and

WHEREAS, Executive wishes to continue to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1.  TERMS OF EMPLOYMENT

1.1.Position, Duties and Location.  Executive shall continue to serve as President and CSO, reporting to the Company’s Chief Executive Officer (“CEO”).  Executive shall perform those duties and responsibilities as are customary for such positions and as may be directed by the Company and the Board from time to time, including: (1) establishing and maintaining the Company’s strategic clinical and regulatory development roadmap in order to support the overall corporate strategy set by the Board;      (2) maintaining the highest quality of scientific foundations of the Company’s development process;     (3) providing members of the Company’s executive team with scientific input in the areas of business development, clinical development and commercialization, financial planning and execution, regulatory matters, manufacturing, funding processes and initiatives; (4) providing strategic input from a scientific standpoint for the Company’s mid- and long-term goals; (5) recommending membership of, managing and insuring effective output from the Company’s Scientific Advisory Board; (6) expansion and management of intellectual property related to medicines in the Company’s pipeline; (7) hiring, managing and retaining key scientific staff; and (8) where appropriate, participating and representing the Company at scientific conferences or public venues as requested by the Company.  During Executive’s employment with the Company, Executive shall devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.  Executive’s primary office location will be the Company’s offices in New York, New York.  Notwithstanding the foregoing, the Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time, and to require reasonable business travel.  During Executive’s employment with the Company, Executive shall not engage in any activity that conflicts with or is detrimental to the Company’s best interests, as determined by the CEO.

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1.2.Employment Term.  Executive will be employed by the Company on an “at-will” basis.  This means that either the Company or Executive may terminate Executive’s employment at any time, for any reason, with or without Cause, and with or without advance notice (provided that Resignation for Good Reason (as defined below) requires certain advanced notice by Executive of Executive’s termination of employment).  Subject to the terms herein, it also means that Executive’s job title, duties, responsibilities, reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with or without notice at any time in the Company’s sole discretion.  This at-will employment relationship shall not be modified by any conflicting actions or representations of any Company employee or other party before or during the term of Executive’s employment.

1.3.Compensation.

a)Annual Base Salary.   Executive’s annual base salary shall be paid at the rate of $463,500 per year (“Annual Base Salary”), payable in equal installments, less applicable payroll deductions and withholdings, on the Company’s ordinary payroll cycle.  Executive’s Annual Base Salary shall be subject to annual review by the Board and may be adjusted from time to time; provided, however, that if the Board determines, as set forth in Section 1.3(c), that one hundred percent (100%) of the written Company and individual objectives have been achieved for a given calendar year, then the Annual Base Salary shall be adjusted for the following calendar year such that it is approximately equal to the seventy-fifth (75th) percentile of base salaries of peer group public company chief scientific officers and/or presidents, as determined by Radford or another reputable compensation consultant selected by the Board in its sole discretion.  As an exempt salaried employee, Executive will be required to work the Company’s normal business hours, and such additional time as appropriate for Executive’s work assignments and position, and Executive will not be entitled to overtime compensation.

b)Benefits. Executive will continue to be eligible to participate in all of the Company’s employee benefits and benefit plans that the Company generally makes available to its full-time employees and executives in accordance with the terms and conditions of the benefit plans and applicable policies as in effect from time to time.  In accordance with the Company’s policies and procedures, as in effect from time to time, Executive will be eligible to accrue four (4) weeks of paid vacation and paid sick leave per year.

c)Bonus. Executive shall be eligible to earn an annual performance bonus of at least forty percent (40%) of Executive’s Annual Base Salary (the “Target Performance Bonus”).  The Target Performance Bonus shall be based upon the Company’s assessment of Executive’s attainment of written Company and individual objectives as set by the Company in its sole discretion.  The Company may increase the Target Performance Bonus in its sole discretion.  Bonus payments, if any, shall be subject to applicable payroll deductions and withholdings.  Following the close of each calendar year, the Company shall determine whether Executive has earned a Target Performance Bonus, and the amount of any such bonus, based on the achievement of such objectives.  Except as provided in Sections 2.2 and 3.2, Executive must be an employee of the Company in good standing on the Target Performance Bonus payment date to be eligible to receive a Target Performance Bonus, and no partial or prorated bonuses shall be provided.  The Target Performance Bonus, if earned, shall be paid on or before March 15th of the calendar year after the applicable bonus year.  Executive’s bonus eligibility is subject to change in the discretion of the Company.

d)Equity Compensation. Executive has already been granted options to purchase shares of the Company’s common stock, which shall continue to be governed by the terms of the applicable stock option agreements, grant notices and the Company’s 2014 Equity Incentive Plan, as amended (the “Equity Plan”).  At the discretion of the Board, Executive shall be eligible to receive additional options to purchase shares of the Company’s common stock.

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1.4.Reimbursement of Expenses.  Subject to Section 4.8(c), the Company shall reimburse Executive for Executive’s necessary and reasonable business expenses incurred in connection with Executive’s duties in accordance with the Company’s generally applicable expense reimbursement policies as in effect from time to time.

1.5.Board Seat.  Executive’s membership on the Board will depend on the Company’s governance practices, stockholder vote, and applicable rules of the Company, as is the case with all other members of the Board; provided, however, that once the Company’s securities become publicly traded on a national securities exchange or in the over the counter market, no director, including Executive, will be permitted to serve as a member of the Board longer than ten (10) consecutive years.

1.6.Indemnification Agreement. Executive and Company shall enter into an Indemnity Agreement (the “Indemnification Agreement”), which shall be effective as of the Effective Date and is incorporated herein by reference.

1.7.Compliance with Confidentiality Agreement and Company Policies.  Executive and the Company have executed the Confidentiality Agreement, which is incorporated herein by reference.  In addition, Executive is required to continue to abide by the Company’s policies and procedures, including but not limited to the Company’s Employee Handbook, as adopted or modified from time to time within the Company’s discretion; provided, however, that in the event the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.  COVERED TERMINATION SEVERANCE BENEFITS

2.1.Severance Benefits.  Upon a Covered Termination, then subject to Section 4 below and Executive’s continued compliance with the terms of this Agreement, the Company shall provide Executive with the severance benefits set forth in this Section 2 (the “Severance Benefits”).

2.2.Salary and Pro-Rata Bonus Payment.  The Company shall pay Executive, as cash severance, (i) the sum of Executive’s Monthly Base Salary and Pro-Rata Bonus, multiplied by (ii) the number of months in the Covered Termination Severance Period, less applicable payroll deductions and withholdings (the “Severance”). The Severance shall be paid (except as set forth in Section 4) in equal installments on the Company’s ordinary payroll cycle commencing on the first regularly-scheduled payroll date occurring on or after the Release Deadline Date (as set forth in Section 4.1).

2.3.Health Continuation Payments.

a)The Company will pay Executive on the first day of each month a fully taxable cash payment equal to the applicable premium for Executive, his spouse and any dependents for the group health plan maintained by the Company for the month in which the Covered Termination occurs, subject to applicable tax withholdings but grossed up for all taxes owed by the Executive on such payment, for the duration of the Covered Termination Benefits Period. Such coverage shall be counted as coverage pursuant to COBRA. The Company shall have no obligation in respect of any premium payments following the effective date of the Executive’s coverage by a health insurance plan of a subsequent employer. Executive shall be required to notify the Company immediately if Executive becomes covered by a health insurance plan of a subsequent employer.

b)For purposes of this Section 2.3, (i) references to COBRA shall be deemed to include analogous provisions of state law, and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by Executive under a Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of Executive.

2.4.Covered Termination Vesting Acceleration Benefit.  Upon a Covered Termination, (i) the vesting and exercisability of all outstanding options to purchase the Company’s common stock (or

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stock appreciation rights or other rights with respect to the stock of the Company issued pursuant to any equity incentive plan of the Company) that are held by Executive on the Termination Date shall be accelerated in full, (ii) each such option shall be exercisable and to the extent not exercised, expire on the latest date permitted under the Equity Plan and (iii) any reacquisition or repurchase rights held by the Company with respect to common stock issued or issuable (or with respect to other rights with respect to the stock of the Company issued or issuable) pursuant to any other stock award granted to Executive pursuant to any equity incentive plan of the Company shall lapse.

2.5.Reimbursement of Legal Fees. The Company will reimburse Executive for actual legal fees incurred, up to a maximum of $50,000, in connection with the review of the Release, subject to and in accordance with the Company’s expense reimbursement policies as in effect from time to time.

3.  CHANGE IN CONTROL SEVERANCE BENEFITS

3.1.Change in Control Severance Benefits.  Upon a Change in Control Termination, then subject to Section 4 below and Executive’s continued compliance with the terms of this Agreement, the Company shall provide Executive with the severance benefits set forth in this Section 3 (the “Change in Control Severance Benefits”).

3.2.Salary and Pro-Rata Bonus Payment.  The Company shall pay Executive, as cash severance, (i) the sum of Executive’s Monthly Base Salary and Pro-Rata Bonus, multiplied by (ii) the number of months in the Change in Control Severance Period, less applicable payroll deductions and withholdings (the “Change in Control Severance”). The Change in Control Severance shall be paid (except as set forth in Section 4) in equal installments on the Company’s ordinary payroll cycle commencing on the first regularly-scheduled payroll date occurring on or after the Release Deadline Date.

3.3.Health Continuation Payments.

a)The Company will pay Executive on the first day of each month a fully taxable cash payment equal to the applicable premium for Executive, his spouse and any dependents for the group health plan maintained by the Company for the month in which the Change in Control Termination occurs, subject to applicable tax withholdings but grossed up for all taxes owed by the Executive on such payment, for the duration of the Change in Control Benefits Period. Such coverage shall be counted as coverage pursuant to COBRA. The Company shall have no obligation in respect of any premium payments following the effective date of the Executive’s coverage by a health insurance plan of a subsequent employer. Executive shall be required to notify the Company immediately if Executive becomes covered by a health insurance plan of a subsequent employer.

b)For purposes of this Section 3.3, (i) references to COBRA shall be deemed to include analogous provisions of state law, and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by Executive under a Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of Executive.

3.4.Change in Control Termination Vesting Acceleration Benefits.  Upon a Change in Control Termination, (i) the vesting and exercisability of all outstanding options to purchase the Company’s common stock (or stock appreciation rights or other rights with respect to the stock of the Company issued pursuant to any equity incentive plan of the Company) that are held by Executive on the Termination Date shall be accelerated in full, (ii) each such option shall be exercisable and to the extent not exercised, expire on the latest date permitted under the Equity Plan and (iii) any reacquisition or repurchase rights held by the Company with respect to common stock issued or issuable (or with respect to other rights with respect to the stock of the Company issued or issuable) pursuant to any other stock award granted to Executive pursuant to any equity incentive plan of the Company shall lapse.

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3.5.Reimbursement of Legal Fees. The Company shall reimburse Executive for actual legal fees incurred, up to a maximum of $50,000, in connection with the review of the Release, subject to and in accordance with the Company’s expense reimbursement policies as in effect from time to time.

4.  LIMITATIONS AND CONDITIONS ON BENEFITS

4.1.Release Prior to Payment of Severance Benefits and Change in Control Severance Benefits.  The receipt of any Severance Benefits or Change in Control Severance Benefits pursuant to this Agreement is subject to Executive signing and not revoking a separation agreement and general release of claims (the “Release”), in substantially the form attached hereto and incorporated herein as Exhibit A or Exhibit B, as appropriate, which Release must become effective and irrevocable no later than the sixtieth (60th) day following Executive’s Termination Date (the “Release Deadline Date”).  If the Release does not become effective and irrevocable by the Release Deadline Date, Executive will forfeit any right to any Severance Benefits or Change in Control Severance Benefits under this Agreement.  In no event will Severance Benefits or Change in Control Severance Benefits be paid or provided until after the Release Deadline Date.  On the first regularly-scheduled payroll date occurring on or after the Release Deadline Date, the Company will pay Executive the Severance or Change in Control Severance amount that Executive would otherwise have received on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the Severance or Change in Control Severance amount being paid as originally scheduled. The Company may modify the Release in its discretion to comply with changes in applicable law at any time prior to Executive’s execution of such Release.

4.2.Return of Company Property.  Not later than the Termination Date, or earlier if requested by the Company, Executive shall return to the Company all documents (and all copies thereof) and other property belonging to the Company that Executive has in his or her possession or control. The documents and property to be returned include, but are not limited to, all files, correspondence, email, memoranda, notes, notebooks, records, plans, forecasts, reports, studies, analyses, compilations of data, proposals, agreements, financial information, research and development information, marketing information, operational and personnel information, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). Executive agrees to make a diligent search to locate any such documents, property and information. If Executive has used any personally owned computer, server or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then within ten (10) business days after the Termination Date, or earlier if requested by the Company, Executive shall provide the Company with a computer-useable copy of all such information and then permanently delete and expunge such confidential or proprietary information from those systems. Executive agrees to provide the Company with a certification that the necessary copying and/or deletion is done.

4.3.Cooperation and Continued Compliance with Restrictive Covenants.

a)After the Termination Date, Executive shall cooperate fully with the Company, at reasonable times as agreed between Executive and the Company, in connection with its actual or contemplated defense, prosecution or investigation of any existing or future litigation, arbitrations, mediations, claims, demands, audits, government or regulatory inquiries, or other matters arising from events, acts or failures to act that occurred during the time period in which Executive was employed by the Company (including any period of employment with an entity acquired by the Company). Such cooperation includes, without limitation, being available upon reasonable notice, without subpoena, to provide accurate and complete advice, assistance and information to the Company, including offering and explaining evidence, providing truthful and accurate sworn statements, and participating in discovery and trial preparation and testimony. Executive also agrees to promptly send the Company copies of all

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correspondence (for example, but not limited to, subpoenas) received by Executive in connection with any such legal proceedings, unless Executive is expressly prohibited by law from so doing.  Nothing in this Agreement prohibits Executive from responding accurately and fully to any request for information if required by legal process or in connection with a government investigation.  In addition, nothing in this Agreement is intended to prohibit or restrain Executive in any manner from making disclosures that are protected under the whistleblower provisions of federal law or regulation or under other applicable law or regulation.  The Company will reimburse Executive for reasonable out-of-pocket expenses incurred in connection with any such cooperation (excluding foregone wages, salary or other compensation) within thirty (30) days of Executive’s timely presentation of appropriate documentation thereof, in accordance with the Company’s standard reimbursement policies and procedures. The Company will reasonably accommodate Executive’s scheduling needs with respect to any such cooperation after the Termination Date.

b)After the Termination Date, Executive shall continue to abide by Executive’s continuing obligations under the Confidentiality Agreement.

c)From the Effective Date until two (2) years after the effective date of a Change in Control Termination, Covered Termination or termination for Cause, as applicable, Executive shall not, without the Company’s prior written consent: (i) directly or indirectly, in the area of neurology, be employed, under contract with or involved with any business or not-for-profit organization that is (A) supporting patients or (B) researching, developing, manufacturing, selling or otherwise exploiting any products or technologies, that are directed towards treating rare or orphan neurological conditions or diseases and compete or might compete with products and/or services then under research or development by the Company or that are being sold by the Company; or (ii) directly or indirectly, hire or retain, or attempt to hire or retain, any of the Company’s then-existing board members, employees, advisors, consultants or agents and shall not induce any such to give up employment with or to cease providing services to the Company, and shall not otherwise interfere with, or attempt to interfere with, the relationship of any such person with the Company.

d)Nothing in Section 4.3(c) shall prohibit Executive from investing as a less than five percent (5%) shareholder in securities of any company listed on a national securities exchange or quoted on an automated quotation system.

e)Executive acknowledges and agrees that Executive’s obligations under this Section 4.3 are an essential part of the consideration Executive is providing hereunder in exchange for which and in reliance upon which the Company has agreed to provide the payments and benefits under this Agreement. Executive further acknowledges and agrees that Executive’s violation of this Section 4.3 inevitably would involve use or disclosure of the Company’s proprietary and confidential information.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 4.3 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

4.4.Parachute Payments.

a)Parachute Payment Limitation.  If any payment or benefit (including payments and benefits pursuant to this Agreement) Executive would receive in connection with a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this paragraph, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to Executive, which of the following two alternative forms of payment shall be paid to Executive: (A) payment in full of the entire amount of the Payment (a “Full Payment”), or

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(B) payment of only a part of the Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). A Full Payment shall be made in the event that the amount received by the Executive on a net after-tax basis is greater than what would be received by the Executive on a net after-tax basis if the Reduced Payment were made, otherwise a Reduced Payment shall be made. If a Reduced Payment is made, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits shall occur in the following order: (A) reduction of cash payments; (B) cancellation of accelerated vesting of equity awards other than stock options; (C) cancellation of accelerated vesting of stock options; and (D) reduction of other benefits paid to Executive. In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant.

b)The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section 4.4. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

c)The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

4.5.Certain Reductions and Offsets.  To the extent that any federal, state or local laws, including, without limitation, the Worker Adjustment and Retraining Notification Act or any other so-called “plant closing” laws, require the Company to give advance notice or make a payment of any kind to Executive because of Executive’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change in control or any other similar event or reason, the benefits payable under this Agreement shall be correspondingly reduced. The benefits provided under this Agreement are intended to satisfy any and all statutory obligations that may arise out of Executive’s involuntary termination of employment for the foregoing reasons, and the parties shall construe and enforce the terms of this Agreement accordingly.

4.6.Mitigation.  Except as otherwise specifically provided herein, Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of a Covered Termination or Change in Control Termination (except as expressly provided in Sections 2.3 and 3.3 above).

4.7.Indebtedness of Executive.  If Executive is indebted to the Company on the effective date of a Covered Termination or Change in Control Termination Date, the Company reserves the right to offset any Severance Benefits or Change in Control Severance Benefits under this Agreement by the amount of such indebtedness, subject to the requirements of Section 409A of the Code and applicable law.

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4.8.Application of Section 409A.

a)Separation from Service.  Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Section 2 or Section 3 unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury Regulations and other guidance promulgated thereunder and, except as provided under Section 4.8(b) hereof, any such amount shall not be paid, or in the case of installments, commence payment, until the first regularly-scheduled payroll date occurring on or after the sixtieth (60th) day following Executive’s separation from service. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence shall be paid to Executive on the first regularly-scheduled payroll date occurring on or after the sixtieth (60th) day after Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.

b)Specified Executive.  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his or her separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 4.8(b) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

c)Expense Reimbursements.  To the extent that any reimbursement payable pursuant to this Agreement is subject to the provisions of Section 409A of the Code, any such reimbursement payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year; and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

d)Installments.  For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

4.9.Tax Withholding.  All payments under this Agreement shall be subject to applicable withholding for federal, state and local income and employment taxes.

4.10.No Duplication of Severance Benefits. The Severance Benefits and Change in Control Severance Benefits provided in Section 2 and Section 3 are mutually exclusive of each other, and in no event shall Executive receive any Severance Benefits or Change in Control Severance Benefits pursuant to both Section 2 and Section 3.

5.  TERMINATION WITH CAUSE OR BY VOLUNTARY RESIGNATION; OTHER RIGHTS AND BENEFITS

5.1.Termination for Cause; Resignation Without Good Reason; Death or Disability.  If, at any time, the Company terminates Executive’s employment with the Company for Cause, or upon a

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voluntary resignation by Executive that is not a Resignation for Good Reason, or Executive’s employment terminates for any reason not entitling Executive to the Severance Benefits or Change in Control Severance Benefits, or if Executive’s employment terminates as a result of Executive’s death or disability (other than a Permanent Disability in the case of a Covered Termination), then the Company shall have no further obligation to Executive hereunder except for the payment or provision, as applicable, of (i) the portion of the Annual Base Salary accrued through Executive’s last day of employment, (ii) all unreimbursed expenses (if any), subject to Sections 1.4 and 4.8(c), and (iii) any unused vacation (if applicable) accrued through Executive’s last day of employment.  Under these circumstances, Executive will not be entitled to any other form of compensation, including any Severance Benefits or Change in Control Severance Benefits, other than Executive’s rights to the vested portion of Executive’s Option and any other rights to which Executive is entitled under the Company’s benefit programs.

5.2.Other Rights and Benefits. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Executive may otherwise qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under other agreements with the Company except as provided in Section 4 and Section 5.1 above. Except as otherwise expressly provided herein, amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of a Change in Control shall be payable in accordance with such plan, policy, practice or program.

6.  DEFINITIONS

For purposes of this Agreement, the following definitions shall apply:

6.1.“Board” means the Board of Directors of the Company, or the compensation committee thereof, as determinations or responsibilities may be delegated by the Board to the compensation committee.

6.2.“Cause” shall mean a determination by the Company based upon reasonably available information of Executive’s: (i) unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes harm to the Company; (ii) material breach of any agreement to which the Executive and the Company are a party resulting in harm to the Company; (iii) failure to comply with the Company’s written policies or rules resulting in material harm to the Company; (iv) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State; (v) negligence or willful misconduct relating to Executive’s performance of his duties on behalf of the Company resulting in material harm to the Company; (vi) continuing failure to perform material and lawful assigned duties after receiving written notification of the failure from the CEO; (vii) failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested Executive’s cooperation without prejudice or personal liability to Executive; (viii) violation of employee or ethical guidelines including, without limitation, violations of business practices and ethics commonly in place in similar companies in the United States; or (ix) violation of the code of conduct as stipulated and agreed to in the signed License Agreement, dated as of March 25, 2015, with H. Lundbeck A/S. With respect to clause (vi), Executive will be given written notice and a 30-day period in which to cure such breach. Executive agrees that the breach of any confidentiality obligation to the Company or any subsidiary shall not be curable to any extent.

6.3.“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

a)Any natural person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act Person”), becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined

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voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (i) on account of the acquisition of securities of the Company by any institutional investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions that are primarily a private financing transaction for the Company or (ii) solely because the level of ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

b)There is consummated a merger, consolidation or similar transaction involving, directly or indirectly, the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (i) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (ii) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction; or

c)There is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale, lease, license or other disposition.

The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company. Notwithstanding the foregoing or any other provision of this Agreement, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any affiliate and the participant shall supersede the foregoing definition with respect to stock awards subject to such agreement (it being understood, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply).

6.4.“Change in Control Benefits Period” means the period of thirty-six (36) months commencing on the Termination Date.

6.5.“Change in Control Severance Period” means the period of thirty-six (36) months commencing on the Termination Date.

6.6. “Change in Control Termination” means an “Involuntary Termination Without Cause” or “Resignation for Good Reason,” either of which occurs within three (3) months prior to or upon or within twelve (12) months following the closing of a Change in Control or Dissolution Event, provided that any such termination is a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).  Death and disability shall not be deemed Change in Control Terminations.

6.7.“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

6.8.“Code” means the Internal Revenue Code of 1986, as amended.

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6.9.“Company” means Ovid Therapeutics Inc. or, following a Change in Control, the surviving entity resulting from such transaction, or any subsequent surviving entity resulting from any subsequent Change in Control.

6.10.“Confidentiality Agreement” means Executive’s Confidential Information and Invention Assignment Agreement with the Company, dated August 8, 2014 (or any successor agreement thereto).

6.11. “Covered Termination” means an “Involuntary Termination Without Cause” or “Resignation for Good Reason,” provided that any such termination is a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). Death and disability, other than a Permanent Disability, shall not be deemed Covered Terminations.  If an Involuntary Termination Without Cause or Resignation for Good Reason qualifies as a Change in Control Termination, it shall not constitute a Covered Termination.

6.12.“Covered Termination Benefits Period” means the period of thirty-six (36) months commencing on the Termination Date.

6.13.“Covered Termination Severance Period” means the period of thirty-six (36) months commencing on the Termination Date.

6.14.“Dissolution Event” means the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur.

6.15.“Involuntary Termination Without Cause” means Executive’s dismissal or discharge by the Company for reasons other than Cause and other than as a result of death or disability; provided, however, that for purposes of a Covered Termination, Involuntary Termination Without Cause shall include Executive’s dismissal or discharge by the Company for reasons of Permanent Disability.

6.16.“IPO” means the Company’s first firm commitment underwritten public offering of its common stock pursuant to a registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended.

6.17.“Monthly Base Salary” means 1/12th of Executive’s Annual Base Salary (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect on the date of a Covered Termination or Change in Control Termination.

6.18.“Permanent Disability” means total and permanent disability as defined in Code Section 22(e)(3).

6.19.“Pro-Rata Bonus” means 1/12th of the Target Performance Bonus paid to Executive for the calendar year preceding the calendar year in which a Covered Termination or Change in Control Termination occurs.

6.20.“Resignation for Good Reason” means Executive’s resignation from all employee positions Executive then holds with the Company within ninety (90) days following any of the following events taken without Executive’s consent, provided Executive has given the Company written notice of such event within thirty (30) days after the first occurrence of such event and the Company has not cured such event within thirty (30) days thereafter:

a)A material decrease in Executive’s Annual Base Salary, other than in connection with a decrease in compensation for all comparable executives of the Company;

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b)Executive’s duties or responsibilities are materially diminished (not simply a change in title or reporting relationships); provided that Executive shall not be deemed to have a “Resignation for Good Reason” if the Company survives as a separate legal entity or business unit following the Change in Control and Executive holds materially the same position in such legal entity or business unit as Executive held before the Change in Control;

c)A relocation of Executive’s principal place of work outside of a fifty (50) mile radius of its current location; or

d)The Company’s material breach of this Agreement.

6.21.“Termination Date” means the effective date of a Covered Termination, a Change in Control Termination, a termination for Cause or any other circumstance under which the employment relationship between Executive and the Company terminates, as applicable.

7.  GENERAL PROVISIONS

7.1.Employment Status.  This Agreement does not constitute a contract of employment or impose upon Executive any obligation to remain as an employee, or impose on the Company any obligation (i) to retain Executive as an employee, (ii) to change the status of Executive as an at-will employee or (iii) to change the Company’s policies regarding termination of employment.

7.2.Notices.  Any notices provided hereunder must be in writing, and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile or email transmission (to a facsimile number or email address designated in advance by the receiving party)) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed in the Company’s payroll records. Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at the address as listed in the Company’s payroll records.

7.3.Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is determined to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

7.4.Waiver.  If either party should waive any breach of any provisions of this Agreement, he, she or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.5.Complete Agreement.  This Agreement, together with Exhibits A and B, the Confidentiality Agreement and the Indemnification Agreement, forms the complete and exclusive statement of Executive’s employment agreement with the Company, and supersedes and replaces any other agreements or promises made to Executive by anyone, whether oral or written (including but not limited to the Prior Agreement).

7.6.Amendment or Termination of Agreement; Continuation of Agreement.  Except for those changes expressly reserved to the Company’s or the Board’s discretion in this Agreement, this Agreement may be changed or terminated only upon the mutual written consent of the Company and Executive. The written consent of the Company to a change or termination of this Agreement must be signed by an executive officer of the Company (other than Executive) after such change or termination has been approved by the Board.  Unless so terminated, this Agreement shall continue in effect for as long as Executive continues to be employed by the Company or by any surviving entity following any Change in

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Control. In other words, if, following a Change in Control, Executive continues to be employed by the surviving entity without a Change in Control Termination and the surviving entity then undergoes a Change in Control, following which Executive is terminated by the subsequent surviving entity in a Change in Control Termination, then Executive shall receive the benefits described in Section 3 hereof.

7.7.Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.  Facsimile and electronic image copies of signatures shall be equivalent to original signatures.

7.8.Headings.  The headings of the Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.9.Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, and the Company, and any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, and their respective successors, assigns, heirs, executors and administrators, without regard to whether or not such person actively assumes any rights or duties hereunder; provided, however, that Executive may not assign any duties hereunder and may not assign any rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.

7.10.Choice of Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to conflicts of law principles.

7.11.Arbitration.  To ensure the rapid and economical resolution of any disputes that may arise under or relate to this Agreement or Executive’s employment relationship, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the performance, enforcement, execution, or interpretation of this Agreement, Executive’s employment with the Company, or the termination of Executive’s employment (collectively, “Claims”), shall be resolved by final, binding, and (to the extent permitted by law) confidential arbitration before a single arbitrator in New York, New York.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et seq., as amended, and shall be administered by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), in accordance with its then-current Employment Arbitration Rules & Procedures (the “JAMS Rules”).  The JAMS Rules are available online at http://www.jamsadr.com/rules-employment-arbitration/.   The parties or their representatives may also call JAMS at 800.352.5267 if they have questions about the arbitration process.   If the JAMS Rules are inconsistent with the terms of this Agreement, the terms of this Agreement shall govern.  Notwithstanding the foregoing, this provision shall exclude Claims that by law are not subject to arbitration.  The arbitrator shall:   (a) have the authority to compel adequate discovery for the resolution of all Claims and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award.  The Company shall pay all JAMS fees in excess of the amount of filing and other court-related fees Executive would have been required to pay if the Claims were asserted in a court of law.   EXECUTIVE AND THE COMPANY UNDERSTAND AND FULLY AGREE THAT BY ENTERING INTO THIS AGREEMENT, BOTH EXECUTIVE AND THE COMPANY ARE GIVING UP THE CONSTITUTIONAL RIGHT TO HAVE A TRIAL BY JURY, AND ARE GIVING UP THE NORMAL RIGHTS OF APPEAL FOLLOWING THE RENDERING OF A DECISION, EXCEPT AS THE FEDERAL ARBITRATION ACT AND APPLICABLE FEDERAL LAW ALLOW FOR JUDICIAL REVIEW OF ARBITRATION PROCEEDINGS. Nothing in this Agreement shall prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Any awards or final orders in such arbitrations may be entered and enforced as

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judgments or orders in the federal and state courts of any competent jurisdiction in compliance with Section 7.11 of this Agreement.

7.12.Construction of Agreement.  In the event of a conflict between the text of this Agreement and any summary, description or other information regarding this Agreement, the text of this Agreement shall control.

7.13.Circular 230 Disclaimer.  THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). ANY TAX ADVICE CONTAINED IN THIS AGREEMENT IS INTENDED TO BE PRELIMINARY, FOR DISCUSSION PURPOSES ONLY AND NOT FINAL. ANY SUCH ADVICE IS NOT INTENDED TO BE USED FOR MARKETING, PROMOTING OR RECOMMENDING ANY TRANSACTION OR FOR THE USE OF ANY PERSON IN CONNECTION WITH THE PREPARATION OF ANY TAX RETURN. ACCORDINGLY, THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, BY ANY PERSON FOR THE PURPOSE OF AVOIDING TAX PENALTIES THAT MAY BE IMPOSED ON SUCH PERSON.

REVIEWED, UNDERSTOOD AND ACCEPTED:

OVID THERAPEUTICS INC.			EXECUTIVE

By:	/s/ Jeremy Levin	By:	/s/ Matthew During
Name:	Jeremy Levin	Name:	Matthew During
Title:	Chief Executive Officer

Exhibit A:Release (Individual Termination – Age 40 or Older)

Exhibit B:Release (Group Termination – Age 40 or Older)

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Exhibit 10.1

EXHIBIT A

RELEASE

(INDIVIDUAL TERMINATION – AGE 40 OR OLDER)

Certain capitalized terms used in this Release are defined in the Amended and Restated Executive Employment Agreement between me and Ovid Therapeutics Inc. (the “Company”) (the “Agreement”), which I have executed and of which this Release is a part.

I hereby acknowledge and reaffirm my continuing obligations under the Confidentiality Agreement.

In exchange for the consideration provided to me under the Agreement, to which I would not otherwise be entitled, I hereby generally and completely release the Company, its parents and subsidiaries, and its and their current and former officers, directors, agents, servants, employees, shareholders, partners, attorneys, insurers, predecessors, successors, assigns and affiliates (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct or omissions occurring prior to or on the date I sign this Release (collectively, the “Released Claims”).  The Released Claims include but are not limited to: (A) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (B) all claims related to compensation or benefits from the Company, including salary, bonuses, commissions, vacation, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity or profits interests in the Company; (C) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (D) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (E) all federal, state and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (the “ADEA”), the New York Human Rights Laws, the New York City Human Rights Law, the New York Civil Rights Act, the New York Minimum Wage Law, the Equal Pay Law for New York, the Massachusetts Wage Act and the Massachusetts Fair Employment Practices Act.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for the waiver and release in this Release is in addition to anything of value to which I am already entitled.  I further acknowledge that I have been advised, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise after the date that I sign this Release; (B) I should consult with an attorney prior to signing this Release (although I may choose voluntarily to sign it earlier); (C) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it earlier); (D) I have seven (7) days following the date I sign this Release to revoke it (by providing written notice of my revocation to the CEO); and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after the date that I sign this Release provided that I do not revoke it.

I UNDERSTAND THAT THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN THOSE CLAIMS THAT, IF KNOWN BY ME, WOULD AFFECT MY DECISION TO ACCEPT THIS AGREEMENT.  In giving the releases set forth in this Release, which include claims which may be unknown to me at present, I hereby expressly waive and relinquish all rights and benefits under any law or legal principle of similar effect in any jurisdiction with

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respect to my release of claims herein, including but not limited to the release of unknown and unsuspected claims.

Notwithstanding the foregoing, I understand that the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party or under applicable law; (ii) any rights which cannot be waived as a matter of law; (iii) any rights I have to file or pursue a claim for workers’ compensation or unemployment insurance; and (iv) any claims for breach of this Agreement. In addition, nothing in this Release shall prevent me from filing, cooperating with or participating in any proceeding before any federal, state or other government agency, except that I acknowledge and agree and hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or any analogous federal, state or other government agency with regard to any claim released herein.  I represent that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I hereby represent that I have been paid all compensation owed and for all time worked; I have received all the leave and leave benefits and protections for which I am eligible pursuant to the federal Family and Medical Leave Act, any applicable law or Company policy; and I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim.

I agree not to disparage the Company, and the Company’s officers, directors, employees, shareholder, members and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation.  Similarly, I understand that the Company agrees to direct its directors and officers not to disparage me in any manner likely to be harmful to my business reputation or personal reputation.  Nothing in this provision, however, shall prevent either me or the Company from responding accurately and fully to any request for information if required by legal process or in connection with a government investigation.  In addition, nothing in this provision or this Release is intended to prohibit or restrain me in any manner from making disclosures that are protected under the whistleblower provisions of federal law or regulation or under other applicable law or regulation.

EXECUTIVE:

Signature

Printed Name

Date:

A-2

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Exhibit 10.1

EXHIBIT B

RELEASE

(GROUP TERMINATION – AGE 40 OR OLDER)

Certain capitalized terms used in this Release are defined in the Amended and Restated Executive Employment Agreement between me and Ovid Therapeutics Inc. (the “Company”) (the “Agreement”), which I have executed and of which this Release is a part.

I hereby acknowledge and reaffirm my continuing obligations under the Confidentiality Agreement.

In exchange for the consideration provided to me under the Agreement, to which I would not otherwise be entitled, I hereby generally and completely release the Company, its parents and subsidiaries, and its and their current and former officers, directors, agents, servants, employees, shareholders, partners, attorneys, insurers, predecessors, successors, assigns and affiliates (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct or omissions occurring prior to or on the date I sign this Release (collectively, the “Released Claims”).  The Released Claims include but are not limited to: (A) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (B) all claims related to compensation or benefits from the Company, including salary, bonuses, commissions, vacation, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity or profits interests in the Company; (C) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (D) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (E) all federal, state and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (the “ADEA”), the New York Human Rights Laws, the New York City Human Rights Law, the New York Civil Rights Act, the New York Minimum Wage Law, the Equal Pay Law for New York, the Massachusetts Wage Act and the Massachusetts Fair Employment Practices Act.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for the waiver and release in this Release is in addition to anything of value to which I am already entitled.  I further acknowledge that I have been advised, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise after the date that I sign this Release; (B) I should consult with an attorney prior to signing this Release (although I may choose voluntarily to sign it earlier); (C) I have forty-five (45) days to consider this Release (although I may choose voluntarily to sign it earlier); (D) I have seven (7) days following the date I sign this Release to revoke it (by providing written notice of my revocation to the CEO); and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after the date that I sign this Release provided that I do not revoke it.  I further acknowledge that the Company has provided me with ADEA disclosure information (under 29 U.S.C. § 626(f)(1)(H)).

I UNDERSTAND THAT THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN THOSE CLAIMS THAT, IF KNOWN BY ME, WOULD AFFECT MY DECISION TO ACCEPT THIS AGREEMENT.  In giving the releases set forth in this Release, which include claims which may be unknown to me at present, I hereby expressly waive and

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relinquish all rights and benefits under any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including but not limited to the release of unknown and unsuspected claims.

Notwithstanding the foregoing, I understand that the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party or under applicable law; (ii) any rights which cannot be waived as a matter of law; (iii) any rights I have to file or pursue a claim for workers’ compensation or unemployment insurance; and (iv) any claims for breach of this Agreement. In addition, nothing in this Release shall prevent me from filing, cooperating with or participating in any proceeding before any federal, state or other government agency, except that I acknowledge and agree and hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or any analogous federal, state or other government agency with regard to any claim released herein.  I represent that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I hereby represent that I have been paid all compensation owed and for all time worked; I have received all the leave and leave benefits and protections for which I am eligible pursuant to the federal Family and Medical Leave Act, any applicable law or Company policy; and I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim.

I agree not to disparage the Company, and the Company’s officers, directors, employees, shareholder, members and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation.  Similarly, I understand that the Company agrees to direct its directors and officers not to disparage me in any manner likely to be harmful to my business reputation or personal reputation.  Nothing in this provision, however, shall prevent either me or the Company from responding accurately and fully to any request for information if required by legal process or in connection with a government investigation.  In addition, nothing in this provision or this Release is intended to prohibit or restrain me in any manner from making disclosures that are protected under the whistleblower provisions of federal law or regulation or under other applicable law or regulation.

EXECUTIVE:

Signature

Printed Name

Date:

B-2

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